News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS PRELIMINARY
FOURTH QUARTER AND 2009 YEAR-END RESULTS

Long Beach, California (January 11, 2010) – Molina Healthcare, Inc. (NYSE: MOH) announced today that, based on its preliminary unaudited analysis, it expects to report a loss per diluted share for the fourth quarter of 2009 in the range of $0.10 to $0.25, and earnings for the year ended December 31, 2009, in the range of $1.12 to $1.26.  Additional detail regarding the Company’s preliminary unaudited results is provided in the tables below.

In commenting on the preliminary results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, said, “In our third quarter earnings report in October, we talked about the several factors – including the H1N1 flu, higher utilization associated with new members, and state budget shortfalls – which were the basis for our withdrawing our earnings and medical cost guidance for the remainder of 2009.  These same factors continued to exert significant downward pressure on our earnings in the fourth quarter.  Of these factors, costs associated with the H1N1 flu were the single greatest contributor to our loss in the quarter.”

The Company is currently in the process of finalizing its results for the fourth quarter and full year 2009.  There can be no assurance that the Company’s final audited results for the fourth quarter and for fiscal year 2009 will be as specified in this release.  The estimated results for fourth quarter and full year 2009 included in this release constitute forward-looking statements and are subject to the risk that final audited results may vary.

The Company plans to announce its complete results for the fourth quarter and full year 2009 on February 11, 2010.  In addition, the Company will give a presentation and webcast regarding its corporate strategy and business outlook at its Investor Day Conference on January 27, 2010, at the Le Parker Meridien Hotel in New York City from 12:00 noon to 4:00 p.m. Eastern Time.  Additional information regarding the Company’s earnings call and Investor Day Conference will be forthcoming.

J. P. Morgan Healthcare Conference Presentation on Tuesday, January 12, 2010

The Company will give a presentation, followed by a question and answer session, at the 28th Annual J.P. Morgan Healthcare Conference on Tuesday, January 12, 2010, beginning at 3:30 p.m. Pacific Time.  To access the broadcast, listeners should go to the Investors section of the Company’s website, www.molinahealthcare.com, approximately 15 minutes prior to the event to register and download any necessary software.  For those unable to listen to the live broadcast, a replay will be available for 30 days on the Company’s website.

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Fourth Quarter 2009 Preliminary Unaudited Financial Results Compared With Fourth Quarter 2008 Financial Results

	4Q 20081	4Q 2009E	Change
Premium Revenue	$809M	$962M	$153M
Medical Care Ratio	84.7%	87.2%	2.5%
G&A Ratio	11.3%	12.3%	1.0%
Core G&A Ratio (excluding premium tax)	8.1%	8.2%	0.1%
Depreciation & Amortization	$8.7M	$9.6M	$0.9M
Net Income	$14.8M	($2.6M) to ($6.4M)	($17.4M) to ($21.2M)
Diluted EPS	$0.55	($0.10) to ($0.25)	($0.65) to ($0.80)
Diluted Shares Outstanding	26.8M	25.7M	(1.1M)
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(1)	The Company’s 4Q 2008 results reflect the adoption of ASC Subtopic 470-20.
E	Represents preliminary unaudited estimate. Final audited results may differ.

Full Year 2009 Preliminary Unaudited Financial Results Compared With Full Year 2008 Financial Results

	20081	2009E	Change
Premium Revenue	$3.1B	$3.7B	$0.6B
Medical Care Ratio	84.8%	86.7%	1.9%
G&A Ratio	11.1%	10.9%	(0.2%)
Core G&A Ratio (excluding premium tax)	8.0%	7.6%	(0.4%)
Depreciation & Amortization	$33.7M	$38.0M	$4.3M
Net Income	$59.6M	$29M to $33M	($26.6M) to ($30.6M)
Diluted EPS	$2.15	$1.12 to $1.26	($0.89) to ($1.03)
Diluted Shares Outstanding	27.8M	26.0M	(1.8M)
_____________
(1)	The Company’s 2008 results reflect the adoption of ASC Subtopic 470-20.
E	Represents preliminary unaudited estimate. Final audited results may differ.

About Molina Healthcare, Inc.
Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s nine licensed health plan subsidiaries in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.45 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the Company’s expected financial results for the fourth quarter of 2009, and for the full fiscal year 2009, as will be reported by the Company upon the completion of its year-end audit.  Final financial results may vary.  For a full discussion of the risks faced by our Company, please see our Form 10-K annual report, and our other periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.

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